Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 43,149,380.19	0.0001381	$ 5,958.93
Fees Previously Paid
	Total Transaction Valuation:	$ 43,149,380.19
	Total Fees Due for Filing:			$ 5,958.93
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 5,958.93
Offering Note
[1]	(1) Based on 68,731,093 shares of common stock, par value $0.01 per share (the "DXL common stock"), of Destination XL Group, Inc. ("DXL") to be issued pursuant to the Agreement and Plan of Merger, dated December 11, 2025, by and among DXL, Divine Merger Sub I, Inc. and FBB Holdings I, Inc. ("FBB"), assuming an exchange ratio determined based on information as to equity ownership as of July 17, 2026, and other assumptions discussed in this proxy statement, including but not limited to the assumptions that, (i) immediately following the merger, FBB stockholders would be expected to own or hold rights to acquire 55% of the combined company and DXL stockholders would be expected to own or hold rights to acquire 45% of the combined company, in each case, on a fully diluted basis using the treasury stock method, and (ii) does not take into consideration any impact of the final reverse stock split (if approved). (2) In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, based upon multiplying (i) 68,731,093 shares of DXL common stock and (ii) $0.6278, which is the average of the high and low trading prices of DXL common stock as reported on the Nasdaq Global Market on July 10, 2026, a date within five business days prior to July 17, 2026. (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources